Exhibit 21


                  SUBSIDIARIES OF GRANT GEOPHYSICAL, INC.
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                                                State or Jurisdiction
     Name of Subsidiary                          of Incorporation
____________________________________            _______________________
Grant Geophysical Corp.(1)                      Texas
Grant Geophysical (Int'l), Inc.                 Texas
Advanced Seismic Technology, Inc.               Texas
Recursos Energeticos Ltda.                      Columbia
Grant Geophysical do Brasil Ltda.               Brazil
P.T. Grant Geophysical Indonesia                Indonesia
Solid State Geophysical, Inc.                   Canada
Solid State Internacional Ingeneria, C.A.(2)    Venezuela
Saudi Solid State Co. Ltd.(2)                   Saudi Arabia
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(1) Includes the Interactive Seismic Imaging (ISI) Division
(2) Dormant; in dissolution